Exhibit 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
VP, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822

Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS SECURES
EQUITY FINANCING COMMITMENT
HOUSTON — October 19, 2006 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced that it has secured a commitment for up to $75 million in a common stock equity financing from Azimuth Opportunity Ltd. During the 18-month term of the commitment, Encysive may sell at its sole discretion registered shares of its common stock to Azimuth at a predetermined discount to the market price. Encysive will determine the timing and amount of any sales of its stock, subject to certain conditions. Acqua Capital Management is an advisor to Azimuth Opportunity.
Encysive intends to use the net proceeds from any such sales of common stock for general corporate purposes, including for developing and commercializing the Company’s products.
The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission on June 4, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. There shall not be any sale of these securities in any state or jurisdiction where such an offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
###